Free Writing Prospectus
Filed Pursuant to Rule 163
Registration No. 333-160214
Jefferies Forecasts Record Second Quarter Net Revenues in Excess of $500 Million, with Second
Quarter Net Earnings Estimated to Exceed $50 Million
NEW YORK—(BUSINESS WIRE)—June 24, 2009—Jefferies Group, Inc. (NYSE: JEF) today issued the following guidance about its anticipated results for the second quarter ending June 30, 2009.
Based on results to date and absent any significant change to current market conditions in the final four business days of the calendar quarter, Jefferies expects to report net earnings for the second quarter of greater than $50 million on record net revenues that are expected to exceed $500 million. The firm expects that Fixed Income and Commodities revenues will exceed the record set in the first quarter of 2009, driven by record quarterly results in the sales and trading of corporate bonds, mortgage- and asset backed securities, rates, municipal bonds and emerging markets debt.
In addition, solid contributions are expected from other business lines that make up the firm’s full-service diversified platform, including meaningful positive results in High Yield. The firm also expects Investment Banking revenues for the second quarter to exceed $90 million, which would be an increase of 146% vs. first quarter 2009 results.
Actual results for the second quarter ending June 30, 2009 are expected to be released on July 21, 2009. The factors that favorably affected Jefferies’ markets in the second quarter to date may not continue and, therefore, Jefferies’ results for the second quarter to date may not be indicative of Jefferies’ results for the full year.
FORWARD LOOKING STATEMENT
This press release contains forward-looking statements regarding Jefferies’ results for the second quarter ending June 30, 2009, including but not limited to, revenues and net earnings and revenues from Fixed Income and Commodities, Investment Banking, High Yield trading and other business lines. These forward-looking statements are not statements of historical fact and represent only Jefferies’ belief as of the date hereof and are subject to the actual close of the quarter ending June 30, 2009. There are a variety of factors, many of which are beyond Jefferies’ control, which affect its operations, performance, business strategy and results, and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in Jefferies’ Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities & Exchange Commission on February 27, 2009 and in Jefferies Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 8, 2009. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Jefferies does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.
Jefferies may file a registration statement (including a prospectus) with the SEC with respect to an offering of securities for which this press release will constitute a “free writing prospectus”. Before you invest you should read the prospectus in that registration statement and other documents that Jefferies has filed with the SEC for more complete information about Jefferies and such offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Jefferies will arrange to send you the prospectus after filing if you request it by calling toll free 888-708-5831.
About Jefferies
Jefferies, an independent, full-service global securities and investment banking firm, has served companies and their investors for more than 45 years. Headquartered in New York City, with offices in more than 25 cities around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm provides investors with fundamental research and trade execution in equity, equity-linked, and fixed income securities, including corporate bonds, high yield bonds, US government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, whole loans and emerging markets debt, as well as commodities and derivatives. Jefferies offers companies capital markets, merger and acquisition, restructuring and other financial advisory services. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF: www.jefferies.com).
CONTACT:
For further information:
Jefferies & Company, Inc.
Tom Tarrant, 203-708-5989
ttarrant@jefferies.com